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                                                                   EXHIBIT 10.46

                              EMPLOYMENT AGREEMENT

      Agreement, made this 25th day of September, 2001, between Crown Media United States, LLC., a Delaware limited liability corporation with offices at 12700 Ventura Boulevard, Los Angeles, California 91604 or its permitted assigns ("Employer") and Lana Corbi, 8570 Colecrest Drive, Los Angeles, CA. 90046 ("Employee"). This Agreement will supercede the agreement covering Employee's employment by Crown Media Holdings, Inc. dated June 21, 2000, and that agreement will be deemed terminated as of the "Effective Date" below.

                                   WITNESSETH:

      WHEREAS, Employer desires to retain the services of Employee and Employee desires to be employed by Employer upon the terms and conditions set forth:

      NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

      1. Employment and Duties.

         (a) Effective November 11, 2001 or such earlier date as the Employer and Employee may agree to (the "Effective Date"), Employer hereby employs Employee and Employee hereby agrees to serve as President and Chief Executive Officer of Employer, reporting directly to the Chief Executive Officer of Crown Media Holdings, Inc. (the "Crown CEO"). Employee agrees to perform such services as are determined and directed by the Crown CEO and Board of Directors of Crown Media Holdings, Inc. Employee shall use her best efforts to promote the interests of Employer and shall devote her full business time, energy and skill exclusively to the business and affairs of Employer during the "Term" (as "Term" is defined in Paragraph 2 below).

         (b) During the course of Employee's employment hereunder, Employer may be incorporating subsidiary production companies for the development of specific programming, properties or projects. Employer shall have the right to loan or make available, without


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additional compensation to Employee, Employee's services as an officer or director of any subsidiary of Employer or company in common ownership with Employer or to perform services for any programming, property or project owned or controlled by Employer or any such entity, provided, that her duties as an officer of any such entity shall be consistent with her duties hereunder. Employee further agrees that all the terms of this Employment Agreement shall be applicable to Employee's services for each such entity.

      2. Term of Employment. The term of Employee's employment ("Term") with Employer shall commence on the Effective Date and shall continue for a period of three years, unless terminated earlier as is provided in Paragraph 8 of this Agreement or extended by mutual agreement of the parties.

      3. Compensation

         (a) Salary. As compensation for Employee's services hereunder, Employer shall pay to Employee a salary at the rate of $675,000 per year during the first year of the Term, $725,000 per year during the second year of the Term and $775,000 during the third year of the Term. Such salary shall be paid biweekly, in arrears.

         (b) Bonuses. At the end of each calendar year, during the Term, Employee will be paid such bonus as Employer in its discretion determines, provided that Employer shall pay Employee an annual bonus of no less than one of the following applicable amounts, based on achievement of Employer's "Revenue" and "EBITA" targets in each fiscal year of Employer during the Term:

              i) 50% of Employee's then annual salary rate for such year if Employer has achieved both 95% or more of its Revenue target and 95% or more of its EBITA target for such fiscal year;

              ii) 33.33% of Employee's then-annual salary rate for such year if Employer has achieved both 80% or more of its Revenue target and 80% or more of its EBITA target for such fiscal year;

              iii) 16.67% of Employee's then-annual salary rate for such year if Employer has achieved both 70% or more of its Revenue target and 70% or more of its EBITA target for such fiscal year.


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The foregoing bonus amounts are payable only if both the applicable Revenue and
EBITA targets have been achieved. "Revenues" for this purpose will be the sum of gross subscriber revenues and gross advertising sales revenues (less agency commissions) which are realized for accounting purposes by Employer in each fiscal year. "EBITA" will have the meaning designated by Employer's outside auditors, consistent with GAAP. The "targets" for each will be those designated in the Employer's financial "Plan" for each fiscal year, as determined by the Crown CEO and Board of Directors of Crown Media Holdings, Inc. The foregoing guaranteed bonus amounts will be pro rated for partial years, including the first and final partial years of the Term. (The bonus paid to Employee for the portion of the year 2001 prior to the Effective date will be a minimum of 20% of her applicable salary amount under Employee's prior employment agreement dated June 21, 2000 with Crown Media Holdings, Inc., also pro rated) . Bonus payments shall be made no later than 60 days after end of the applicable fiscal year. If this Agreement and/or Employee's employment with Employer or its related companies is not renewed at the end of the Term, Employee's bonus for the final partial year of the Term will be paid within 30 days of the end of the then-current fiscal year. In the event that any person, firm, corporation or other business entity acquires all or substantially all of the assets or business of Employer, whether by merger, purchase or otherwise and, as a result of such acquisition, it is no longer possible to project or derive Revenues or EBITA for Employer alone on an actual or pro forma basis, then Employee's bonus will be as provided in Paragraph 3(b)(i) above.

         (c) Withholding. All payments of salary shall be made in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer. Employer shall be entitled to deduct from each payment of compensation to Employee such items as federal, state and local income taxes, FICA, unemployment insurance and disability contributions, and such other deductions as may be required by law.

         (d) Expenses. During the Term, Employer shall pay or reimburse Employee on an accountable basis for all reasonable and necessary out-of-pocket expenses for entertainment, travel (including first class commercial air travel, or if first class air travel is not available, on a best available commercial basis), meals, hotel accommodations (including an executive suite on


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trips where business meetings in Employees rooms are required) and other expenditures incurred by Employee in connection with Employee's services to Employer in accordance with Employer's expense account policies for its executive personnel or with the approval of the Chief Executive Officer of Employer.

         (e) Fringe Benefits. During the Term, Employee shall be entitled to receive the following fringe benefits: (i) an allowance of $950.00 per month for an automobile, (ii) group medical, dental, life and disability insurance as per Employer policy, (iii) any other fringe benefits, including paid vacation and maternity leave, on terms that are or may become available generally to comparable executives of Employer and (iv) four (4) weeks annual vacation.

         (f) Stock Options. Employee will be granted, effective on the Effective Date, options to purchase 200,000 shares of Crown Media Holdings, Inc.'s common stock (the "Options") pursuant to Employer's stock option plan (the "Plan"). Such Options shall vest in three equal annual installments commencing on the first anniversary of the Effective Date and annually thereafter, and shall be subject to the terms of the Plan and the stock option agreement to be entered into in connection therewith. If Employee is terminated pursuant to Paragraph 8(b), all unvested options (both the foregoing Options and any other Crown options held by Employee) shall vest at the date of termination. In the event of such accelerated vesting of these or other Crown options upon termination pursuant to Paragraph 8(b), Employee agrees that she will not sell any stock shares acquired from exercise of any Crown stock options unless she first advises Crown Media Holdings, Inc. in writing of her intent to sell and affords Crown Media Holdings, Inc. the opportunity, for a period of two weeks after such notice, to acquire any or all of the proffered shares at the average market price on the date Crown Media Holdings, Inc. advises Employee in writing of its intent to buy the shares. Additional stock options may be granted each year in the sole discretion of the Board of Directors of Employer in accordance with the then-current Plan.

      4. Place of Employment. During the Term, Employee shall be required to perform Employee's duties at the principal office of Employer set forth above, or at such other principal location in the Los Angeles metropolitan area (or such other location as may be mutually agreeable to Employer and Employee). Employee shall undertake all reasonable travel required


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by Employer in connection with the performance of Employee's duties hereunder.

      5. Confidentiality, Intellectual Property; Name and Likeness.

         (a) Employee agrees that Employee will not during the Term or thereafter divulge to anyone (other than Employer and its executives, representatives and employees who need to know such information or any persons designated by Employer) any knowledge or information of any type whatsoever designated or treated as confidential by Employer relating to the business of Employer or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets, business strategies, marketing and distribution plans as well as concrete proposals, plans, scripts, treatments and formats described in subparagraph (b) below. Employee further agrees that Employee will not disclose, publish or make use of any such knowledge or information of a confidential nature (other than in the performance of Employee's duties hereunder) without the prior written consent of Employer. This provision does not apply to information which becomes available publicly without the fault of Employee or information which Employee discloses in confidence to her own privileged representatives or is required to disclose in legal proceedings, provided Employee gives advance notice to the Chief Executive Officer of Employer and an opportunity to Employer to resist such disclosure in legal proceedings.

         (b) During the Term, Employee will disclose to Employer all concrete proposals, plans, scripts, treatments, and formats invented or developed by Employee during the Term which relate directly or indirectly to the business of Employer or any of its subsidiaries or affiliates including, without limitation, any proposals and plans which may be copyrightable, trademarkable, patentable or otherwise exploitable. Employee agrees that all such proposals, plans, scripts, treatments, and formats are and will be the property of Employer. Employee further agrees, at Employer's request, to do whatever is necessary or desirable to secure for the Employer the rights to said proposals, plans, scripts, treatments, and formats, whether by copyright, trademark, patent or otherwise and to assign, transfer and convey the rights thereto to Employer at Employer's expense.

         (c) Employer shall have the right in perpetuity to use Employee's name reasonably in


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connection with credits for programming, properties and projects for which
Employee performs any services pursuant to this Agreement.

      6. Employee's Representations. Employee represents and warrants that:

         (a) Employee has the right to enter into this Agreement and is not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent Employee from performing Employee's duties and obligations hereunder;

         (b) To the best of Employee's knowledge. Employee is not subject to any undisclosed medical condition which might have a material effect on Employee's ability to perform satisfactorily Employee's services hereunder.

      7. Non-Competition; No Raid.

         (a) During the Term, Employee shall not engage directly or indirectly, whether as an employee, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which materially interferes with any of her duties or obligations hereunder of which is directly competitive with the business of the Employer or its subsidiaries, including but not limited to the production. distribution or any other exploitation of audiovisual television material (the "Other Business"). Employee may continue to engage in public speaking activities, provided these engagements do not conflict with or derogate from her responsibilities hereunder, and may retain all fees received for these activities, provided that she is not giving these speeches in her capacity as President and CEO of Employer.

         (b) Employee further agrees that during the Term and for a period of one year thereafter, Employee will not employ, or knowingly attempt to employ or assist anyone else to employ, any person who is, at that time, working as an officer, policymaker or in high-level creative development or distribution (including without limitation executive employees) for or rendering substantially full-time services as such to Employer.

      8. Termination.

         (a) This Agreement may be terminated and the Term ended on five (5) business days' written notice for any one of the following reasons (except (i) in which case termination shall occur on the date of death):

              (i) The death of Employee;


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              (ii) The physical or mental disability of Employee to such an extent that Employee is unable to render services to Employer for a period exceeding an aggregate of sixty (60) business days during any twelve month period of the Term. For purposes of counting the aggregate of sixty (60) business days, days properly designated by Employee as vacation days or maternity leave shall not be counted;

              (iii) For "cause," which for purposes of this Agreement shall be defined as:


                    (A) the use of drugs and/or alcohol which interfere materially with Employee's performance of Employee's services under this Agreement;

                    (B) Employee's conviction of any act which constitutes a felony under federal, state or local laws or the law of any foreign country;

                    (C) Employee's persistent failure after written notice from the Crown CEO to perform, or Employee's persistent refusal to perform after written notice from the Crown CEO, any of Employee's duties and responsibilities pursuant to this Agreement; or

                    (D) Employee's dishonesty in non-trivial financial dealings with or on behalf of Employer, its subsidiaries, affiliates and parent corporation or in connection with performance of her duties hereunder.

         (b) Employer shall also have the right to terminate Employee prior to the expiration of the Term in addition to pursuant to Paragraph 8(a) above by providing Employee with not less than thirty (30) days' advance notice in writing. In the event of a termination pursuant to this Paragraph 8(b), the Employer shall pay to the Employee, commencing thirty (30) days after such notice of termination, the remaining amounts described in Paragraph 3(a) and (b) above for the balance of the Term at such time or times such payments would otherwise be due. Other than the obligations for these Paragraph 3(a) and 3(b) payments and any obligations under Employee's stock option agreements with Crown Media Holdings, Inc., Employer shall have no further obligations to Employee hereunder. Employee shall have no obligation for mitigation of the Paragraph 3(a) salary paid by Employer for the balance of the Term pursuant to this Paragraph 8(b). Except as provided below, Employee will have a mitigation obligation with respect to any bonuses paid during or for the remainder of the Term after termination pursuant to this Paragraph


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8(b). Specifically, if Employee is employed in any capacity following termination pursuant to this Paragraph 8(b), any sums earned by Employee pursuant to such subsequent employment during the balance of the time that constituted the Term hereunder, shall be offset against any bonuses paid by Employer following termination pursuant to Paragraph 3(b). In the event, however, that any person, firm, corporation or other business entity, previously unrelated to Employer, acquires all or substantially all of the assets or business of Employer, whether by merger, purchase or otherwise, and thereafter Employee's employment is terminated pursuant to this Paragraph 8(b), Employee shall have no obligation for mitigation of the Paragraph 3(b) bonuses paid by Employer for the balance of the Term pursuant to this Paragraph 8(b). If Employer terminates Employee under this Paragraph 8(b), Paragraph 7(a) shall not apply from the date of termination.

         (c) Employee shall have the right to terminate this Agreement, upon thirty (30) days written notice, in the event all or substantially all of the assets of Employer are sold and thereafter the content of the existing programming services of Employer are changed or new programming services are created with content which consists predominantly of graphically violent, sexual or other similarly offensive material which departs substantially from the existing programming standards of the Hallmark Channel .

         (d) In the event that Employer terminates this Agreement due to any of the reasons set forth in Paragraphs 8(a)(i), 8(a)(ii) or 8(a)(iii)(A, B and D) above or Employee terminates this Agreement due to the reason set forth in Paragraph 8(c) above, Employee shall be paid Employee's salary through the later of the expiration of the five (5) business days period referred to in Paragraph 8(a) or the end of the month in which the termination event occurs, after which Employer's obligation to pay salary to Employee shall terminate. In the event that Employer terminates this Agreement due to the reasons set forth in Paragraph 8(a)(iii)(C) above, Employee shall be paid Employee's salary for a period of thirty (30) business days after the notice of termination is given. After making the payments provided for in this sub-paragraph (c), Employer shall have no further obligations to Employee pursuant to this Agreement.

         (e) Upon termination of this Agreement, Employee shall promptly return all of Employer's property to Employer.


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         (f) Upon termination of Employee's employment for any reason, Employee shall tender Employee's resignation from the Board of Directors of any of Employer's subsidiaries or affiliates on which Employee is serving, and Employer shall accept such resignation forthwith.

      9. Assignment. This Agreement is a personal contract and, except as specifically set forth herein, the rights, interests and obligations of Employee herein may not be sold, transferred, assigned, pledged or hypothecated, although she may assign or use as security payments due hereunder from Employer. The rights and obligations of Employer hereunder shall bind in their entirety the successors and assigns of Employer, although Employer shall remain fully liable hereunder. As used in this Agreement, the term "successor" shall include any person. firm, corporation or other business entity which at the time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Employer.

      10. Amendment; Captions. This Agreement contains the entire agreement between the parties. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement. If any clause in this Agreement is found to be unenforceable, illegal or contrary to public policy, the parties agree that this Agreement shall remain in full force and effect except for such clause.

      11. Prior Agreements. This Agreement supersedes and terminates all prior agreements between the parties relating to the subject matter herein addressed, and sets out the full agreement between the parties concerning its subject matter.

      12. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed effective when delivered in person or. if mailed, by registered or certified mail, return receipt requested, in which case the notice shall be deemed effective on the date of deposit in the mails, postage prepaid, addressed to Employee at the address for Employee appearing in Employer's records and, in the case of Employer, addressed to its Chief Executive Officer at the address first written above. Either party may change the


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address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

      13. Periods of Time. Whenever in this Agreement there is a period of time specified for the giving of notices or the taking of action, the period shall be calculated excluding the day on which the giver sends notice and excluding the day on which action to be taken is actually taken.

      14. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one instrument.

      IN WITNESS WHEREOF, Employer has by its appropriate officer signed this Agreement and Employee has signed this Agreement as of the day and year first above written.

                            CROWN MEDIA UNITED STATES, LLC

                               By  /s/ David Evans
                                  ----------------------------------------------

                               Title President & CEO, Crown Media Holdings, Inc.
                                    --------------------------------------------


                               EMPLOYEE

                                 /s/ Lana Corbi
                               -------------------------------------------------
                               Lana Corbi


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